EXHIBIT 10.4.13

[EXECUTIVE/CHAIRMAN OPTION GRANT NOTICE]

, 20

[name and address]

Dear [       ]:

You are granted, effective as of                                                                            , 20  (the “Option Grant Date”), an option (the “Option”) to purchase shares of common stock, $0.001 par value (the “Options Shares”), of inVentiv Health, Inc. (the “Corporation”), pursuant to the inVentiv Health, Inc. 2006 Long-Term Incentive Plan (the “Plan”).  The Option is subject to the terms and conditions set forth below and in the Plan, which is incorporated into and made a part of this Stock Option Agreement (this “Agreement”).  Capitalized terms used in the Agreement have the same meaning as defined in the Plan.

1.	Exercise Price: $ per Option Share.

a.	Number of Option Shares:

b.	Type of Option: Nonqualified Stock Option (i.e., an option which is not an incentive stock option under Section 422 of the Code).

c.	Vesting: The Option will vest as follows:

                       [vesting schedule]

d.
The Option shall immediately vest with respect to all Option Shares upon the occurrence of an event specified in the employment agreement in effect between you and the Corporation (the "Employment Agreement") and you as having the effect of accelerating the vesting of options, to the extent and upon the terms and conditions set forth in the Employment Agreement.  Such rights of acceleration are in addition to, and not in lieu of, any provision in the Plan for acceleration of vesting of options based on the same or similar events that is, by the terms of the Plan, otherwise applicable hereto.

e.
Any unexercised portion of the Option shall be cancelled and terminated without payment therefor if the Fair Market Value of one share of Common Stock as of the date of a Change of Control is less than the exercise price per Option Share set forth above.

2.
Registration Under Federal and State Securities Laws: The Option may not be exercised and the Corporation is not required to deliver Option Shares unless such Option Shares have been registered under Federal and applicable state securities laws, or are then exempt from such registration requirements.

3.
Forfeiture of Option: The unexercised portion of the Option is subject to forfeiture upon a determination by the Committee that you have engaged in any of the conduct described in the first sentence of Section 13.5 of the Plan and that the Option should be forfeited as a consequence.

4.
Expiration Date: The vested portion of the Option expires (i) on the later of three months after termination of service to the Corporation and two years after termination of your employment with the Corporation if (a) your service as an employee is terminated by the Corporation without Cause or by you for Good Reason prior to a Change in Control or (b) a Change in Control preceded your termination of employment, regardless of the reason therefor (unless your service as an employee is terminated by the Corporation for Cause, in which case clause (iii) will apply), (ii) on the later of one year after termination of service to the Corporation and two years after termination of your employment with the Corporation if your employment terminates by reason of death or disability, (iii) immediately if your employment terminates for Cause or (iv) otherwise, three months after termination of service to the Corporation.  Except as provided in Section 1.d., the portion of the Option that has not vested as of the date of termination of your provision of services to the Corporation will be forfeited and returned to the Corporation, and all rights of you or your heirs in and to such portion of the Option will terminate, unless the Compensation Committee of the Board of Directors of the Corporation (the "Committee") determines otherwise in its sole and absolute discretion.  Subject to earlier termination as provided in this Agreement and the Plan, the Option expires on [tenth anniversary of the grant date].  Capitalized terms (including the term "Change in Control") used in this paragraph and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement.

For purposes hereof, "service" will be deemed to have terminated only upon termination of both your employment with and provision of services as a director of the Corporation for any reason whatsoever, with or without cause, whether voluntarily or involuntarily, provided that, without limitation of the second sentence of the preceding paragraph, the Committee shall have the discretion to determine that "service" shall continue thereafter if you are providing services as an independent contractor to the Corporation.

5.
Tax Withholding.  It is a condition to the award of the Option that you make arrangements satisfactory to the Corporation to satisfy all tax withholding amounts and other required deductions with respect to the Option and the Option Shares.  You will be permitted to satisfy these obligations by (i) making a cash payment to the Corporation or (ii) directing the Corporation to sell vested Option Shares as to which the Option has been exercised in an amount sufficient to generate net proceeds equal to or exceeding the amount of such obligations.  If you do not satisfy such obligations as and when the same become due, the Corporation will have the right to withhold a number of vested Option Shares as to which the Option has been exercised having a value, determined in the sole discretion of the Corporation, equal to the amount of the unsatisfied obligations and you will have no further interest in the withheld Option Shares or any proceeds thereof and will have no right to be compensated therefor.

6.
Restrictions on Transfer:  You are not permitted to sell, assign, transfer or otherwise encumber any portion of the Option, other than by will or the laws of descent and distribution, and any such attempted disposition or encumbrance shall be void and unenforceable against the Corporation, provided that you may assign or transfer the Option or a portion thereof with the consent of the Committee to (a) your spouse, children or grandchildren (including any adopted and step children or grandchildren), (b) to a trust or partnership for the benefit of one or more of you or the persons referred to in clause (a), or (c) for charitable donations; provided that the recipient shall be bound by and subject to all of the terms and conditions of the Plan and this Agreement and shall execute an agreement satisfactory to the Corporation evidencing such obligations; and provided further that you shall remain bound by the terms and conditions of the Plan.

Please acknowledge your acceptance of this inVentiv Health, Inc. nonqualified Stock Option Agreement by signing in the space below.  Return the original signed Agreement in the envelope provided and retain the copy of the Agreement for your records.

The Corporation by its duly authorized officer agrees to the terms and conditions of this Agreement and of the Plan.

Name: Title:
The undersigned accepts the Option subject to the terms and conditions of the Plan and this Agreement.